UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 6, 2008

EF Johnson Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

0-21681	47-0801192
(Commission File Number)	(IRS Employer Identification No.)

1440 CORPORATE DRIVE

IRVING, TEXAS 75038

(Address of Principal Executive Offices, Including Zip Code)

(972) 819-0700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 6, 2008, EF Johnson Technologies, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Michael E. Jalbert, the President and Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors.  The Employment Agreement amends and restates that one certain employment agreement between Mr. Jalbert and the Company dated as of November 22, 2002.

The Employment Agreement provides for an annual base salary of $425,000 for Mr. Jalbert.  In addition, Mr. Jalbert will be eligible to participate in the Company’s Management Incentive Program with the opportunity to receive up to 120% of his base salary in annual bonus compensation. Mr. Jalbert will also be eligible to receive long-term incentive awards in accordance with the Company’s 2005 Omnibus Incentive Compensation Plan up to 100% of his annual base salary at the discretion of the Compensation Committee of the Board.  Mr. Jalbert will continue to participate in the Company’s standard employee benefit programs, and in any additional employee benefits made available to its executive officers.  The Employment Agreement provides that the Company shall pay premiums on a $1.0 million term-life insurance policy naming Mr. Jalbert as the insured with the beneficiaries as selected by Mr. Jalbert.

The Employment Agreement is effective as of November 1, 2008, and continues until December 31, 2010 (the “Normal Retirement Date”), unless earlier terminated in accordance with the provisions of the agreement.  The Employment Agreement provides that Mr. Jalbert shall be entitled to receive a $500,000 incentive bonus (the “Succession Bonus”) in the event (i) Mr. Jalbert’s successor as CEO is elected by the Board of Directors prior to March 31, 2010; (ii) Mr. Jalbert resigns from the Board within six months following his successor’s election as CEO or by December 31, 2010, whichever is earlier; and (iii) Mr. Jalbert actively and materially cooperates with the Board in the recruitment and selection of his successor.  If Mr. Jalbert’s successor as CEO is elected by the Board of Directors prior to March 31, 2010, Mr. Jalbert’s employment shall terminate upon the earlier of December 31, 2010, or the six-month anniversary of the date that his successor assumes responsibilities as CEO (the “Early Retirement Date”).  The Employment Agreement provides that upon Mr. Jalbert’s retirement, he shall be eligible to receive certain benefits including the maintenance of the $1.0 million term-life insurance policy, continued coverage for himself and his dependents under the Company’s employee health and dental insurance plan, and continued administrative support.

If, following a “change in control” (as such term is defined in the Employment Agreement), Mr. Jalbert’s employment is terminated, or if there is a material diminishment in Mr. Jalbert’s position, duties or responsibilities, he will be entitled to receive (i) a lump sum severance payment in an amount equal to that portion of his Base Salary that would have been paid had his employment continued for the remaining term of the Employment Agreement; (ii) a $500,000 transaction bonus; (ii) accelerated vesting of all outstanding long-term compensation awards; (iii) continued coverage for himself and his dependents under the Company’s employee health and dental insurance plan; and (iv) maintenance of the $1.0 million term-life insurance policy.  The foregoing benefits are conditioned on Mr. Jalbert executing a general release in favor of the Company.

In the event Mr. Jalbert’s employment is terminated by the Company without “good cause” (as such term is defined in the Employment Agreement), he will be entitled to receive (i) a lump sum severance payment in an amount equal to the greater of his Base Salary for one year or his Base Salary for the remaining term of the Employment Agreement; (ii) the performance based annual incentive bonus and long-term incentive award to which he would be entitled based on performance for the period worked; (iii) accelerated vesting of all outstanding long-term compensation awards; (iv) continued coverage for himself and his dependents under the Company’s employee health and dental insurance plan; and (iv) maintenance of the $1.0 million term-life insurance policy.  In addition, Mr. Jalbert will be paid the Succession Bonus if (i) his successor as CEO is elected by the Board of Directors prior to March 31, 2010; (ii) Mr. Jalbert’s termination without cause occurs within the six month period following his successor’s election as CEO; and (iii) he actively and materially cooperates with the Board in the recruitment and selection of his successor.  The foregoing benefits are conditioned on Mr. Jalbert executing a general release in favor of the Company.

The Employment Agreement also contains confidentiality provisions and provides that Mr. Jalbert will not compete with the Company or solicit business or customers away from the Company during the term of the Employment Agreement and for a one-year period following termination of the agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 EXHIBITS

(d)   The following is a list of the exhibits filed herewith.

Exhibit Number	Description

10.1	Employment Agreement by and between EF Johnson Technologies, Inc. and Michael E. Jalbert, dated as of November 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EF Johnson Technologies, Inc.

Dated: November 7, 2008	By:	/s/ Elaine Flud Rodriguez
	Name:	Elaine Flud Rodriguez
	Title:	Sr. Vice President and General Counsel